Exhibit 2(B)



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                         STRATEGIC SOLUTIONS GROUP, INC.

                                       AND

                             U.S. TECHNOLOGIES, INC.

                                       AND

                        SSGI-UST ACQUISITION CORPORATION


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                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated March , 1998 by and among STRATEGIC SOLUTIONS GROUP, INC., a Delaware corporation, ("SSGI"), U.S. TECHNOLOGIES, INC., a Florida corporation ("UST") and SSGI-UST ACQUISITION CORPORATION, a Florida corporation ("SUAC")

                                    RECITALS

     WHEREAS, contemporaneously with the merger contemplated herein, UST and/or SUAC has received funding assurances from H.J. Meyers & Co., Inc. as placement agent for the purpose of completing a private placement of at least $2,000,000 for UST and/or SUAC and the completion of an initial public offering of the securities of UST and/or SUAC in an amount of approximately $5,000,000 to be underwritten by one or more qualified underwriters.

     WHEREAS, in reliance of the foregoing recital, the respective Boards of Directors of SSGI, UST, and SUAC have determined that it is in their respective best interests to merge SUAC with and into UST, and take all other necessary action to effectuate such merger, on the terms and subject to the conditions of this Agreement.

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound thereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. As of the Effective Time, as defined herein, and on the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Florida Business Corporation Law ("FBCL"), SUAC shall be merged with and into UST (the "Merger"). Following the Merger, UST shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Florida, and the separate corporate existence of SUAC shall cease.

     SECTION 1.2 EFFECTIVE TIME. The Merger shall be consummated by filing with the Department of State of the State of Florida articles of SUAC substantially in the form of Exhibit 1.2 (the "Articles of Merger") in accordance with the FBCL (the later of the time of such filing and the time specified in the Articles of Merger being the "Effective Date".

     SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Title 23D, Chapter 23B.11 of the FBCL.


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     SECTION 1.4 ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of
Incorporation and the By-Laws of SUAC, as amended through the date hereof and as further amended by the Articles of Merger, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until further amended as provided therein or by law.

     SECTION 1.5 DIRECTORS AND OFFICERS. The Director of UST immediately after the Effective Time shall be Peter S. Steele. The President, Treasurer and Secretary of UST immediately after the Effective Time shall be Peter S. Steele.

     SECTION 1.6 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of SSGI, UST, SUAC or the holders of any of the following securities:

     (a) Each SUAC share of Common Stock outstanding immediately prior to the Effective Date shall be converted into 1,000 shares of UST and SSGI shall be issued 92,500 shares of UST Common Stock such that SSGI will own a total of 100,000 shares of UST Common Stock after the merger.

     (b) In addition to the foregoing, SUAC and/or UST shall pay to SSGI additional compensation for the merger equal to the following:

         (i) a promissory note in the principal amount of $600,000 with six percent (6%) interest compounded monthly payable in full upon the earlier of the closing of the $2,000,000 private placement or sixty (60) days from the Closing Date and secured by all of the assets of UST and a pledge of all of the outstanding shares of stock of UST pursuant to the Promissory Note, Security Agreement and Pledge Agreement attached hereto and made a part hereof collectively as Exhibit "1.6A"; plus

         (ii) a subordinated secured convertible debenture in the face amount of $927,000 (or such higher amount to reflect additional funding by SSGI for UST after February 6, 1998) bearing interest at the rate of 6% per annum, payable in full on the 545th day after the Closing (as hereinafter defined), which shall be convertible into shares of stock of SUAC pursuant to the Form of Debenture attached hereto and made a part hereof as Exhibit "1.6B".

     SECTION 1.7 CLOSING. Upon the terms and subject to the conditions hereof, as soon as practicable after the respective requisite vote of the shareholders and directors of UST and SUAC in favor of the approval of the Merger has been obtained and the other conditions set forth in Article VI hereof have been satisfied or, if permissible, waived, UST and SUAC (and SSGI if appropriate) shall execute and deliver to the Department of State of the State of Florida duly executed Articles of Merger, as required by the FBCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section 1.7, a closing (the "Closing") will be held at the offices of SSGI, 326 First Street, Suite 100, Annapolis, Maryland (or such other place as the parties may agree) for the


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purpose of facilitating, effecting and confirming all the foregoing (the date of the Closing being sometimes referred to as the "Closing Date"). Subject to the terms hereof and to the requirements of law, the parties agree to use their reasonable best efforts to effect the Closing on or about March 25, 1998 at 10:00 a.m. EST.

     SECTION 1.8 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either UST or SUAC acquired or to be acquired or maintained by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of UST and SUAC all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of UST and SUAC all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                         EXCHANGE OF SHARE CERTIFICATES

     SECTION 2.1 EXCHANGE OF SHARE CERTIFICATES.

         (a) At Closing, SUAC or its designated agent shall deliver to SSGI the certificates representing the shares of UST constituting a portion of the Merger Consideration.

         (b) UST Shares being issued hereunder, are being issued without Registration under the Securities Act (as hereinafter defined) or Applicable Laws (as hereinafter defined) and, except as provided in the Registration Rights Agreement attached hereto and made a part hereof as Exhibit "2.1", the shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) SUAC shall have delivered to SSGI an opinion of counsel, reasonably satisfactory in form, scope and substance, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration. No federal or state agency has reviewed the transaction set forth herein or approved or disapproved SUAC Shares for investment or any other purpose.

              (i) The term "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder; and the term "Applicable Laws" means any applicable state securities laws, the Securities Exchange Act of 1934, as amended, and the rules and regulations under the foregoing.


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              (ii) The following legend will be placed on the front of SUAC
              Certificates representing SUAC Shares to be issued to SSGI hereunder, and stop-transfer instructions will be issued to any transfer agent of such SUAC Shares to insure compliance with the provisions of the Securities Act and the Applicable Laws:

              "These Shares have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and they may not be offered, sold, pledged, hypothecated or otherwise transferred in the absence of (1) effective registrations under all such laws or (2) an opinion of counsel to the Corporation that such registration is not required."

                  (c) The parties hereto agree to enter into the Registration Rights Agreement in substantially the form attached hereto as Exhibit "2.1.", on or before the Closing Date.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF UST

     As an inducement to SUAC to enter into this Agreement, UST represents and warrants to SUAC that, except as set forth in the UST disclosure letter of even date herewith (the "UST Disclosure Letter") that:

     SECTION 3.1 ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER. UST is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so licensed or qualified would have a material adverse effect on UST and its subsidiaries taken as a whole. UST has the corporate power and authority to own and hold its properties and to carry on its business as presently conducted.

     SECTION 3.2 AUTHORITY. UST has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to approval of the Merger by the holders of a majority of the UST Shares outstanding as of the record date for the meeting of its shareholders to be held to consider and act upon the proposal to approve the Merger. The execution and delivery of this Agreement by UST and the consummation by UST of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of UST and no other corporate proceedings on the part of UST are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than such approval by UST's shareholders. The person(s) executing and


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delivering this Agreement on UST's behalf have been duly and validly authorized so to act by the Board of Directors of UST. Provided this Agreement constitutes a valid and binding obligation of SSGI and SUAC, this Agreement constitutes a valid and binding agreement of UST, enforceable against UST in accordance with its terms.

     SECTION 3.3 VALIDITY, ETC. On the date hereof and on the Closing Date, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in the breach of any provision of the Articles of Incorporation or By-Laws of UST, (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under, or result in the acceleration of the maturity of any payment date of any of the obligations of UST or increase or otherwise affect the obligations of UST under the terms of, any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which UST is a party or by which it is bound or to which any of its assets is subject, (c) result in the creation of any claim upon the properties or assets of UST, (d) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon UST or to which the securities, property or business of it is subject, (e) constitute a violation by UST of any law or regulation of any jurisdiction as such law or regulation relates to it or to its securities, property or business, (or result in a breach of any of the terms or conditions of, constitute a default under, or otherwise cause any impairment of, any license or permit which, whether or not cured, would have a material adverse effect, individually or in the aggregate, whether or not insured against, on the assets, liabilities, operations, business or prospects of UST.

     SECTION 3.4 CAPITALIZATION. As of the date hereof the authorized capital stock of UST consists exclusively of 10,000,000 shares of Common Stock, $.0001 per share par value, of which 7,500 shares are as of the date hereof, and as of the Closing Date, validly issued and outstanding, fully paid and nonassessable. There are no holders of subscriptions, warrants, options, convertible securities, or other rights of any character with respect to UST securities. UST has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     All of the outstanding securities of UST were issued in compliance with all applicable federal, state, local and foreign laws, rules and regulations.

     SECTION 3.5 OUTSTANDING COMMITMENTS WHICH MAY EFFECT SSGI ADVERSELY. Except for the commitments to Support Net and Merisel, UST reports that there are no other existing material contract, agreement, instrument, franchise, mortgage, indenture, and other commitment, whether written or oral, to which UST is a party or by which any of its assets may be subject and which in each case is material to UST and which has or may have an adverse effect on SSGI. With respect to such commitments which have or may have an adverse effect on SSGI, UST has satisfied in all material respects its liabilities and obligations which have become due and payable thereunder, and are not in material default under any of them.

     SECTION 3.6 UST COMMITMENTS TO SSGI. Other than the consideration set forth in Section 1.6 hereof and the obligations of and relating to Support Net, UST has no debt or obligations due to SSGI.

     SECTION 3.7 FULL DISCLOSURE. This Agreement and all documents, schedules and certificates required to be delivered by UST to SUAC pursuant to this Agreement do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein and therein, in light of the circumstances in which made, not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SUAC

     As an inducement to SSGI, as the sole shareholder of UST, to enter into this Agreement, SUAC hereby represents and warrants to SSGI, except as set forth in the SUAC disclosure letter of even date herewith (the "SUAC Disclosure Letter") that:

     SECTION 4.1 ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER. SUAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so licensed or qualified would have a material adverse effect on SUAC and its subsidiaries taken as a whole. SUAC has the corporate power and authority to own and hold its properties and to carry on its business as presently conducted.

     SECTION 4.2 AUTHORITY. SUAC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby subject to approval of the Merger by the holders of a majority of the SUAC's shares outstanding as of the record date for the meeting of its shareholders to be called for the purpose of considering and acting upon a proposal to approve the Merger. The execution and delivery of this Agreement by SUAC and the consummation by SUAC of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of SUAC and no other corporate proceedings on the part of SUAC are necessary to authorize this Agreement or to consummate the transactions so contemplated other than such approval by SUAC's shareholders. The person(s) executing and delivering this Agreement have been duly and validly authorized so to act by the Boards of Directors of SUAC. Assuming this Agreement constitutes a valid and binding obligation of SSGI and UST, this Agreement constitutes a valid and binding agreement of SUAC, enforceable against each of them in accordance with its terms.

     SECTION 4.3 VALIDITY, ETC. On the date hereof and on the Closing Date, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in the breach of any provision of the Articles of Organization or By-Laws of SUAC, or the Articles of Incorporation or By-Laws of SUAC, (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under, or result in the acceleration of the maturity of any payment date of any of the obligations of any SUAC Company or increase or otherwise affect the obligations of any SUAC Company under the terms of, any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which any SUAC Company is a party or by which it is bound or to which any of its assets is subject, (c) result in the creation of any claim upon the properties or assets of any SUAC Company, (d) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon any SUAC Company or to which the securities, property or business of it is subject, (e) constitute a violation by any SUAC Company of any law or regulation of any jurisdiction as such law or regulation relates to it or to its securities, property or business, (or result in a breach of any of the terms or conditions of, constitute a default under, or otherwise cause any impairment of, any license or permit) which, whether or not cured, would have a material adverse effect, individually or in the aggregate, whether or not insured against, on the assets, liabilities, operations, business or prospects of the SUAC Companies taken as a whole.

     SECTION 4.4 CAPITALIZATION. As of the date hereof the authorized capital stock of SUAC consists exclusively of 1000 shares of Common Stock, 0.01 par value and are as of the date hereof, and as of the Closing Date, validly issued and outstanding, fully paid and nonassessable. There are no holders of subscriptions, warrants, options, convertible securities, or other rights of any character with respect to SUAC securities. SUAC has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     All of the outstanding securities of SUAC were issued in compliance with all applicable federal, state, local and foreign laws, rules and regulations, and none of such securities were issued in violation of, or are subject to, any preemptive rights.

     All shares of SUAC Common Stock deliverable hereunder shall be voting stock, duly authorized, validly issued, fully paid and nonassessable, free and clear of all claims.

     SECTION 4.5 FULL DISCLOSURE. This Agreement and all documents, schedules and certificates required to be delivered by SUAC pursuant to this Agreement do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein and therein, in light of the circumstances in which made, not misleading.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement or as consented to in writing by the other parties hereto, during the period from the date of this Agreement to the Effective Time, UST and SUAC shall conduct their respective operations and affairs according to their ordinary and usual courses of business consistent with past practices. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as consented to in writing by the other parties hereto, prior to the Effective Time, neither UST nor SUAC shall, except as contemplated by the Disclosure Letters, (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class or securities convertible into any such shares or (B) any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities for shares of capital stock; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities; (iii) declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on or in respect of any shares of capital stock; (iv) except as contemplated by the Disclosure Letters and except for sales and purchases of inventory in the ordinary course of business, make any acquisition of assets or securities, any disposition of assets or securities or any change in capitalization; (v) enter into any contract or release or relinquish any contract or other rights in excess of $10,000 in amount; (vi) incur any long-term debt for borrowed money or any short-term debt for borrowed money other than in the ordinary course of business consistent with past practice in excess of $10,000 in amount; (vii) propose or adopt any Charter or By-Laws amendments; (viii) other than as contemplated or permitted by this Agreement, enter into any new employment agreements with any directors, officers or employees or grant any increases in the compensation or benefits to, or agree to pay any bonus, severance or termination payment or other special compensation to, directors, officers and employees other than scheduled merit increases in the ordinary course of business consistent with past practice; (ix) make any loan or advance to any of its directors, officers, employees, consultants, or agents or to any member of their families or any other loan or advance otherwise than in the ordinary course of business consistent with past practices; (x) make or incur any charitable contributions or any nonbusiness expense; or (xi) agree in writing or orally to take any of the foregoing actions or any other action which would make any representation or warranty in this Agreement untrue on the date hereof or on the Closing Date.

     SECTION 5.2 NO SOLICITATION OR DISCUSSION. Except for the transactions contemplated by this Agreement and as described in Section 5.1, the parties hereto shall use their best efforts to cause their directors, officers, employees, representatives, agents and affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any information to, any person (other than the parties to this Agreement or any affiliate thereto concerning any merger, purchase or sale of assets, purchase or sale of securities, exchange offer, consolidation, combination or similar transaction involving UST or SUAC. SUAC or UST shall promptly communicate to the other parties hereto the terms of any proposal or inquiry which it may receive, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it in respect of any such transaction.

     SECTION 5.3 ACCESS TO INFORMATION.


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         (a) Between the date of this Agreement and the Effective Time, each party shall (i) give to the other and its authorized representatives access during regular business hours upon reasonable notice to such party's plants, offices, warehouses and other facilities and to all of its books and records,
(ii) permit the other and its authorized representatives to make such inspections as it may require, (iii) cause its officers and those of its subsidiaries to furnish the other and its authorized representatives with such financial and operating data and other information with respect to its business and properties and that of its subsidiaries as such party may from time to time request, (iv) furnish such party promptly with a copy of each report, schedule and other documents filed or received by it pursuant to federal or state securities law, if any, and (v) notify the other promptly in writing of the occurrence of any event or the existence of any circumstance which would have made any of its representations and warranties set forth herein untrue. No information provided pursuant to this Section 5.3 or otherwise, nor any investigation by any party, shall affect or be deemed to modify any representation or covenant herein contained.

         (b) SSGI, UST and SUAC agree that, in the event that the transactions contemplated hereby shall not be consummated, each will treat in confidence all documents, materials and other information which either shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement, and shall return to the other party all copies of non-public documents and materials which have been furnished in connection therewith.

     SECTION 5.4 REASONABLE BEST EFFORTS. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or useful to carry out the purposes of this Agreement, the parties shall use their reasonable best efforts to cause their respective proper officers, employees and representatives to take all such necessary action.

     SECTION 5.5 SHAREHOLDERS AND DIRECTORS MEETINGS. UST and SUAC shall promptly take all action necessary in accordance with the laws of their states of incorporation, their Articles of Incorporation and By-Laws to convene a meeting of its shareholders and directors to consider and vote on the Merger.

     SECTION 5.6 PUBLIC ANNOUNCEMENTS. UST, SUAC and SSGI shall to the fullest extent practicable consult with one another before issuing any press release or otherwise making any public statement with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law after consultation with counsel.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, as of the Effective Time, of the following conditions:

         (a) The Merger shall have been approved by the affirmative vote of the shareholders of UST and SUAC by the votes respectively required;

         (b) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of prohibiting or delaying the consummation of the Merger;

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF UST TO EFFECT THE MERGER. The obligation of UST to effect the Merger is further subject to the satisfaction as of the Effective Time, of the following conditions, each of which may be waived by UST in its sole discretion:

         (a) the representations and warranties of the SUAC Companies set forth in this Agreement shall be true in all material respects as if made at the Effective Time and SUAC shall have performed all obligations and covenants required by the Agreement to be performed or complied with by it.

         (b) All proceedings in connection with the transactions contemplated hereby, and all legal matters, documents and instruments incident thereto, shall be reasonably satisfactory in substance and in form to UST and its counsel, and UST and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     SECTION 6.3. CONDITIONS TO OBLIGATIONS OF SUAC TO EFFECT THE MERGER. The obligations of SUAC to effect the Merger is further subject to the satisfaction on or prior to the Effective Time, of the following conditions, each of which may be waived by SUAC in its sole discretion:

         (a) The representations and warranties of UST set forth in this Agreement shall be true in all material respects as if made at the Effective Time and UST shall have performed all obligations and covenants required by the Agreement to be performed or complied with by it.

         (b) All proceedings in connection with the transactions contemplated hereby, and all legal matters, documents and instruments incident thereto, shall be reasonably satisfactory in substance and in form to SUAC and its Counsel, and SUAC and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of UST and SUAC:

              (a). by mutual written consent duly authorized by the Boards of Directors of SUAC and SSGI;

              (b).   by SUAC or SSGI if:

                     (i) any court of competent jurisdiction or other
              governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger or any portion thereof, provided that the Agreement shall not be terminated pursuant to this paragraph unless the party terminating this Agreement has utilized its reasonable best efforts to oppose the issuance of such order, decree or ruling or the taking of such action;

                     (ii) any of the conditions specified in Section 6.1 shall
              not be satisfied; or

                     (iii) the Merger shall not have been consummated on or
              prior to March 11, 1998, or such later date as may be agreed upon by the parties, for any reason other than the breach of any provision of this Agreement by the party terminating this Agreement; or

                     (iv) the other party willfully breaches any of its material representations, warranties or covenants contained herein and, if such breach is curable, it is not cured within five business days after written notice thereof.

              (c) by SSGI on account of the failure of any condition specified in Section 6.2; or

              (d) by SUAC on account of the failure of any condition specified in Section 6.3.

     Upon the occurrence of any of the events specified in this Section 7.1 (other than by mutual written consent) and the determination of a party to terminate this Agreement, written notice of termination shall forthwith be given by the terminating party to the other, whereupon this Agreement shall terminate.

     SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further effect, without any liability on the part of any party or its directors, officers, shareholders or representatives (except for the provisions of Sections 5.3(b), 7.1, and 8.10, which shall remain in effect). Nothing in this Section shall relieve any party to this Agreement of liability for breach of this Agreement.

     SECTION 7.3 AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of UST and SUAC at any time before or after approval of this Agreement by the shareholders of UST and SUAC. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties by their duly authorized representatives.

     SECTION. 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of SSGI and SUAC may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by or on behalf of the other party or (iii) waive compliance with any of the agreements or conditions contained herein, if permitted by applicable law. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized representative.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall survive after the Effective Time for a period of two (2) years. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 ENTIRE AGREEMENT, ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     SECTION 8.3 ENFORCEMENT OF THE AGREEMENT. Each of the parties acknowledges and agrees that the rights acquired by the other hereunder are unique and that immediate, severe and irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by it were not performed in accordance with its specific terms or were otherwise breached. Accordingly each party agrees that the other shall be entitled to an injunction or injunctions and other appropriate equitable relief to prevent breaches of this Agreement by it and to enforce specifically the terms and provisions hereof in any federal or state court of competent jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity or otherwise.

     SECTION 8.4 VALIDITY. The invalidity or unenforceability of any provision of this Agreement under any circumstances shall not affect the validity or enforceability of the same provision under other circumstances or of any other provision of this Agreement, all of which shall remain in full force and effect.

     SECTION 8.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopier or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to SUAC and/or UST:

     8160 Woodland Business Center
     Waters Avenue
     Tampa, Florida 33614
     Attention:    Peter S. Steele

With a copy to:

     Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A.
     911 Chestnut Street
     Clearwater, Florida 34617-1368
     Attention:    Michael T. Cronin, Esquire

If to SSGI:

     326 First Street, Suite 100
     Annapolis, Maryland 21403
     Attention:    John J. Cadigan


With a copy to:

     Palmarella & Sweeney, P.C.
     2 Radnor Corporate Center, Suite 310
     Radnor, Pennsylvania 19087
     Attention:    Ernest D. Palmarella, Esquire

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereto.

     SECTION 8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto, except the effectiveness of the statutory merger contemplated hereby shall be governed by and construed in accordance with the FBCL.

     SECTION 8.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 8.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

     SECTION 8.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     SECTION 8.10 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

Attest:                            U.S. TECHNOLOGIES, INC.


/s/ PETER S. STEELE                By: /s/ PETER S. STEELE
__________________________             ____________________________
Peter S. Steele, Secretary             Peter Steele, President

Attest:                            STRATEGIC SOLUTIONS GROUP, INC.


/s/ JOHN J. CADIGAN                By: /s/ JOHN J. CADIGAN
__________________________             ____________________________
John J. Cadigan, Secretary             John J. Cadigan, President


Attest:                            SSGI-UST ACQUISITION CORPORATION


/s/ PETER S. STEELE                By: /s/ PETER S. STEELE
__________________________             ____________________________
Peter S. Steele, Secretary             Peter S. Steele, President